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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                                 A.S.V., Inc.
                      ------------------------------------
                                (Name of Issuer)

                          Common Stock $ .01 par value
                      ------------------------------------
                         (Title of Class of Securities)

                                   001963107
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88)

-----------------------                                  ---------------------
CUSIP NO.  001963107                                     PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Gary D. Lemke
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
                                N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                                U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                167,181
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   154,221
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                167,181
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                154,221
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                321,402
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                6.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                IN
------------------------------------------------------------------------------
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                                                     Date:   February 6, 1998
                                                           ---------------------
                                                                Page 3 of 4


Item 1(a)      Name of Issuer:
                                A.S.V., Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               840 Lily Lane Grand Rapids, MN 55744

Item 2(a)      Name of Person Filing:
                             Gary D. Lemke

Item 2(b)      Address of Principal Business Office:
               840 Lily Lane Grand Rapids, MN 55744

Item 2(c)      Citizenship:
                                U.S.A.

Item 2(d)      Title of Class of Securities:
                 Common Stock, $.01 par value

Item 2(e)      CUSIP Number:
                          001963107

Item 3.        This statement is filed pursuant to Rule 13d-1(b) or 13d-2(b)
                                NA

Item 4.        Ownership.

               (a) Amount Beneficially Owned:
                                        321,402

                                                     Date:   February 6, 1998
                                                           ---------------------
                                                             Page 4 of 4 pages


               (b)  Percent of Class: 6.3%


               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote
                                        167,181

                    (ii)  shared power to vote or to direct the vote
                                        154,221

                    (iii) sole power to dispose or to direct the disposition
                          of
                                        167,181

                    (iv)  shared power to dispose or to direct the disposition of
                                        154,221

Item 5.        Ownership of Five Percent or Less of a Class.

                                        N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                                        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                                        N/A

Item 8.        Identification and Classification of Members of the Group.
                                        N/A